UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2017

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01	Other Events.

On April 26, 2017, Apricus Biosciences, Inc. (the “Company”) closed the previously announced underwritten public offering of an aggregate of 5,030,000 units, with each unit consisting of one share of Company common stock and one warrant to purchase 0.75 of a share of Company common stock, at a public offering price of $1.40 per unit for gross proceeds of approximately $7.0 million.

As a result of the offering, along with aggregate payments received to date from Ferring International Center S.A. of approximately $12.2 million (including a payment of $0.7 million for certain product inventory) pursuant to the previously announced asset sale, the Company believes its stockholders’ equity now exceeds the minimum $2.5 million stockholders’ equity requirement. The Company is awaiting confirmation from The NASDAQ Stock Market LLC that it has evidenced compliance with all applicable requirements for continued listing on The Nasdaq Capital Market.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this report that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: whether the Company can demonstrate compliance with the Nasdaq’s continue listing rules, including with respect to the stockholders' equity requirement. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside of the Company's control, including, but not limited to: the Panel failing to confirm the Company’s compliance with the continued listing requirements; and other risks identified by the Company in its reports filed with the Securities and Exchange Commission (“SEC”). These forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: April 26, 2017	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer and Secretary

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